                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 28, 1996, except with regard to Note 15 as to which such date is April 18, 1996, included in Harken Energy Corporation's Form 10-K/A for the year ended December 31, 1995, and of our report dated July 11, 1996, on the statements of revenue and direct operating expenses of the EnerVest Properties for the fiscal years ended May 31, 1996 and 1995 included in Harken Energy Corporation's Form 8-K dated July 10, 1996, and to all references to our Firm included in this registration statement.




                                                             ARTHUR ANDERSEN LLP


Dallas, Texas
September 18, 1996